Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the ____ day of ____________, ________ (the "Grant Date") by and between LKQ Corporation, a Delaware corporation (the “Company”), and __________________ (the “Key Person”).

Recitals

The Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by encouraging certain persons affiliated with the Company, upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of the Company’s business, to acquire or increase their proprietary interest in the Company, thus providing them with a more direct stake in its welfare and assuring a closer identification of their interests with those of the Company.

The Board of Directors of the Company is of the opinion that the Key Person is such a person.

The Company desires to grant performance-based RSUs to the Key Person, and the Key Person desires to accept such grant, all on the terms and subject to the conditions set forth in this Agreement and set forth in the Company’s 1998 Equity Incentive Plan (the “Plan”). Any capitalized term used herein that is not defined shall have the meaning of such term set forth in the Plan.

Covenants

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Grant of Performance Units. The Company hereby grants to the Key Person and the Key Person hereby accepts from the Company ____________ performance-based RSUs (“Performance Units”), on the terms and subject to the conditions set forth herein and in the Plan (the “Award”).

2. Representation of the Key Person. The Key Person hereby represents and warrants that the Key Person has been provided a copy of the Plan (which is also publicly filed) and a Plan prospectus and is accepting the Performance Units with full knowledge of and subject to the restrictions contained in this Agreement and the Plan.

3. Vesting. The Award shall be subject to two vesting conditions, each of which must be satisfied before any portion of the Award is considered earned and payable: (a) time-based vesting equal to 16.67% of the number of Performance Units subject to the award (rounded to the nearest whole share) on _____, ____________ and on each six-month anniversary of _____, ____________ (unless such date is a day on which the U.S. stock exchanges are closed, in which case the vesting date shall be extended to the next succeeding business day); and (b) a performance-based condition of written certification by the Compensation Committee of the Board of positive fully-diluted earnings per share ("EPS") of the Company (subject to adjustment for certain extraordinary items) for any of the first five fiscal years ending after the Grant Date.  If and when the performance-based condition is met, all Performance Units that had previously met the time-based vesting condition will become earned and payable immediately and the remaining Performance Units will become earned and payable according to the remaining schedule of the time-based condition.  If the performance-based condition is not met, all Performance Units will be forfeited. Upon vesting, each Performance Unit shall automatically be converted into one share of Common Stock. For purposes of determining the EPS of the Company in any particular fiscal year, the EPS shall be increased to the extent that EPS was reduced in accordance with generally accepted accounting principles (“GAAP”) by objectively determinable amounts due to:

1. A change in accounting policy or GAAP;
2. Dispositions of assets or businesses;
3. Asset impairments;
4. Amounts incurred in connection with any financing;
5. Losses on interest rate swaps resulting from mark to market adjustments or discontinuing hedges;
6. Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with or in anticipation of an acquisition;
7. Losses related to environmental, legal, product liability or other contingencies;
8. Changes in tax laws;
9. Board approved divestiture of a material business (i.e. the performance goals will be adjusted to account for the divestiture, including, if appropriate, the pro-rata effect of targeted improvements);
10. Changes in contingent consideration liabilities;
11. Losses from discontinued operations;
12. Amortization expense related to acquired intangible assets; and
13. Other extraordinary, unusual or infrequently occurring items as specifically disclosed in the Company's financial statements or filings under the Exchange Act.

4. Termination of Relationship. In the event the Key Person incurs a Separation from Service for any reason other than death or Disability, all Performance Units of such Key Person that are unvested at the date of Separation from Service shall be forfeited to the Company. In the event the Key Person incurs a Separation from Service due to death or Disability, all Performance Units of such Key Person shall immediately become fully vested on the date of termination and all restrictions shall lapse.

5. Non-Transferability of Performance Units. Except as expressly provided in the Plan or this Agreement, Performance Units may not be sold, assigned, transferred, pledged or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process, except by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge or other disposition of any Performance Unit prior to vesting shall be null and void and without effect.

6. Taxes. The Key Person shall be responsible for taxes due upon the settlement of any Performance Unit granted hereunder and upon any later transfer by the Key Person of any Share received upon the settlement of a Performance Unit.

7. Payroll Authorization.  In the event that the Key Person does not make an arrangement acceptable to the Company to pay to the Company the tax withholding obligation due upon settlement of a Performance Unit or in the event that the Key Person does not pay the entire tax withholding obligation due upon vesting of a Performance Unit, the Key Person authorizes the Company to collect the amount due through a payroll withholding or to direct a broker to sell a sufficient number of the Key Person’s Shares to satisfy such obligation (and any related brokerage fees) and to remit to the Company from the proceeds of sale the amount due.  In the event that the Key Person pays more than the tax withholding obligation due upon settlement of a Performance Unit, the Key Person authorizes the Company to return the excess payment through the Key Person’s payroll.

8. No Rights as a Stockholder. Prior to the settlement of any Performance Unit, the Key Person has no rights with respect to the Shares issuable to the Key Person upon such settlement, shall not be treated as a stockholder, and shall not have any voting rights or the right to receive any dividends with respect to the Performance Unit or the underlying Share.

9. Notices. Any notices required or permitted hereunder shall be sent using any means (including personal delivery, courier, messenger service, facsimile transmission or electronic transmission), if to the Key Person, at the address set forth below or such other address as the Key Person may designate in writing to the Company, and, if to the Company, at the address of its headquarters in Chicago, Attention: General Counsel, or such other address as the Company may designate in writing to the Key Person. Such notice shall be deemed duly given when it is actually received by the party for whom it was intended.

10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Amendment or Termination. This Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.

12. Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Key Person and the Key Person’s executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

13. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, discussions and understandings relating to such subject matter.

14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles and provisions thereof relating to conflict or choice of laws.

15. Incorporation of Terms of Plan. The terms of the Plan are incorporated herein by reference and the Key Person’s rights hereunder are subject to the terms of the Plan to the extent they are inconsistent with or in addition to the terms set forth herein. The Key Person hereby agrees to comply with all requirements of the Plan.

16. Non-Competition and Confidentiality. (a) Notwithstanding any provision to the contrary set forth elsewhere herein, the Performance Units, the Shares underlying the Performance Units, and any proceeds received by the Key Person upon the sale of Shares underlying the Performance Units shall be forfeited by the Key Person to the Company without any consideration therefore, if the Key Person is not in compliance, at any time during the period commencing on the Grant Date and ending nine months following the Key Person’s Separation from Service, with all applicable provisions of the Plan and with the following conditions:

(i)    the Key Person shall not directly or indirectly (1) be employed by, engage or have any interest in any business which is or becomes competitive with the Company or its Subsidiaries or is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its Subsidiaries, (2) induce any customer of the Company or its Subsidiaries to patronize such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with the Company or its Subsidiaries, or (3) solicit for employment any person employed by the Company or its Subsidiaries or hire any person who was employed by the Company or its Subsidiaries at any time within nine months of such hire; provided, however, that this restriction shall not prevent the Key Person from acquiring and holding up to two percent of the outstanding shares of capital stock of any corporation which is or becomes competitive with the Company or is or becomes otherwise prejudicial to or in conflict with the interests of the Company if such shares are available to the general public on a national securities exchange or in the over-the-counter market; and

(ii)    the Key Person shall not use or disclose, except for the sole benefit of or with the written consent of the Company, any confidential information relating to the business, processes or products of the Company.

(b)    The Company shall notify in writing the Key Person of any violation by the Key Person of this Section 16. The forfeiture shall be effective as of the date of the occurrence of any of the activities set forth in (a) above. If the Shares underlying the Performance Units have been sold, the Key Person shall promptly pay to the Company the amount of the proceeds from such sale. The Key Person hereby consents to a deduction from any amounts owed by the Company to the Key Person from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay) to the extent of the amounts owed by the Key Person to the Company under this Section 16. Whether or not the Company elects to make any set-off in whole or in part, the Key Person agrees to timely pay any amounts due under this Section 16. In addition, the Company shall be entitled to injunctive relief for any violation by the Key Person of this Section 16.
(c)    Notwithstanding any provision of this Agreement to the contrary, the Key Person shall be entitled to communicate, cooperate and file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) concerning possible violations of any U.S. federal, state or local law or regulation, and to otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, as long as in each case the communications and disclosures are consistent with applicable law. The Key Person shall not forfeit any Performance Units, Shares held in connection with any Performance Units or proceeds from the sale of such Shares as a result of exercising any rights under this paragraph (c).
17. Hedging Positions.  The Key Person agrees that, at any time during the period commencing on the Grant Date and ending when the Award is fully settled or the Performance Units are forfeited, the Key Person shall not (i) directly or indirectly sell any equity security of the Company if the Key Person does not own the security sold, or if owning the security, does not deliver it against such sale within 20 days thereafter; or (ii) establish a derivative security position with respect to any equity security of the Company that increases in value as the value of the underlying equity decreases (including but not limited to a long put option and a short call option position) with securities underlying the position exceeding the underlying securities otherwise owned by the Key Person.  In the event the Key Person violates this provision, the Company shall have the right to cancel the Award.

18. Code Section 409A.

(a) This Agreement is not intended to constitute a "nonqualified deferred compensation plan" within the meaning of Internal Revenue Code Section 409A (“Section 409A”) to the maximum extent possible but in any event shall be interpreted to comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement is deemed to be subject to Section 409A, the Key Person consents to the Company's adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A.

(b) This Agreement will be interpreted and construed to not violate Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to the Key Person. While it is intended that all payments and benefits provided under this Agreement to the Key Person will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A. The Company will have no liability to the Key Person or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. The Key Person further understands and agrees that the Key Person will be entirely responsible for any and all taxes on any benefits payable to the Key Person as a result of this Agreement. As a condition of receiving the consideration in this Agreement, the Key Person understands and agrees that the Key Person will not assert any claims against the Company for reimbursement or payment of any Section 409A additional taxes, penalties and/or interest.

(c) Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. To the extent any nonqualified deferred compensation payment to the Key Person could be paid in one or more of the Key Person’s taxable years depending upon the Key Person completing certain employment-related actions (such as executing a release of claims), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

(d) If upon the Key Person’s "separation from service" within the meaning of Section 409A, the Key Person is then a "specified employee" (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Section 409A payable as a result of and within six months following such "separation from service" until the earlier of (i) the first business day of the seventh month following the Key Person’s "separation from service," or (ii) 10 days after the Company receives written confirmation of the Key Person’s death. Any such delayed payments shall be made without interest. For avoidance of doubt, any payment whose amount is derived from the value of a Share shall be calculated using the value of a Share as of the close of business on the expiration date of the foregoing Section 409A delay period (or as of the close of business on the most recent business day if the foregoing expiration date occurs on a non-business day).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

	LKQ CORPORATION		KEY PERSON

By:		By:
Name:		Name:
Title:		Address: